MONUMENTAL MARKETING INC.

OPTION AGREEMENT

Made as of the 5 day of April 2007

BETWEEN:	Monumental Marketing Inc. A company incorporated in Nevada (hereinafter the “Company”)
on the one part
AND:	Name:
ID No.
Address:
(hereinafter the “Optionee”)
on the other part

WHEREAS

On January 28, 2007, the Company duly adopted and the Board approved the 2007 Global Stock Option Plan (the “Plan”), and Appendix A – Israel to the Plan (the “Israeli Appendix”), forming an integral part of the Plan, a copy of which is attached as Exhibit A hereto; and –

WHEREAS

Pursuant to the Plan and the Israeli Appendix, the Company has decided to grant Options to purchase Stock of the Company to the Optionee, and the Optionee has agreed to such grant, subject to all the terms and conditions as set forth in the Plan, the Israeli Appendix and as provided herein;

NOW, THEREFORE, it is agreed as follows:

1.	Preamble and Definitions
	1.1	The preamble to this agreement constitutes an integral part hereof.
	1.2	Unless otherwise defined herein, capitalized terms used herein shall have the meaning ascribed to them in the Plan and/or the Israeli Appendix.

2.	Grant of Options
2.1

The Company hereby grants to the Optionee the number of Options as set forth in Exhibit B hereto, each Option shall be exercisable for one Stock, upon payment of the Purchase Price as set forth in Exhibit B, subject to the terms and the conditions as set forth in the Plan and/or the Israeli Appendix as provided herein.

2.2

The Optionee is aware that the Company intends in the future to issue additional Stock and to grant additional options to various entities and individuals, as the Company in its sole discretion shall determine.

3.	Period of Option and Conditions of Exercise
3.1

The terms of this Option Agreement shall commence on the Date of Grant as defined in Section 2.6 of the Plan and terminate at the Expiration Date as defined in Section 2.8 of the Plan and as set forth in Exhibit B hereto, or at the time at which the Option expires pursuant to the terms of the Plan and/or the Israeli Appendix or pursuant to this Option Agreement.

3.2

Options may be exercised only to purchase whole Stock, and in no case may a fraction of a Stock be purchased. If any fractional Stock would be deliverable upon exercise, such fraction shall be rounded up one-half or less, or otherwise rounded down, to the nearest whole number.

4.	Adjustments

Notwithstanding anything to the contrary in Section 7.1 of the Plan and in addition thereto, if in any such Transaction as described in Section 7.1 of the Plan, the Successor Company (or parent or subsidiary of the Successor Company) does not agree to assume or substitute for the Options, the Vesting Dates shall be accelerated so that any unvested Option shall be immediately vested in full as of the date which is ten (10) days prior to the effective date of the Transaction, and the Committee shall notify the Optionee that the unexercised Options are fully exercisable for a period of ten (10) days from the date of such notice, and that any unexercised Options shall terminate upon the expiration of such period.

If the successor Company (or parent or subsidiary of the Successor Company) agrees to assume or substitute for the Options and Optionee’s employment with the Successor Company is terminated by the Successor Company without “Cause” within one year of the closing of such Transaction, the Vesting Dates shall be accelerated so that any unvested portion of the substituted Option shall be immediately vested in full as of the date of such termination without Cause.

5.	Vesting; Period of Exercise

Subject to the provisions of the Plan and/or the Israeli Appendix, Options shall vest and become exercisable according to the Vesting Dates set forth in Exhibit B hereto, provided that the Optionee is an Employee of, or providing services to, the Company and/or its Affiliates on the applicable Vesting Date.

All unexercised Options granted to the Optionee shall terminate and shall no longer be exercisable on the Expiration Date, as described in Section 2.8 of the Plan.
6.	Exercise of Options
6.1

Options may be exercised in accordance with the provisions of Section 8.1 of the Plan and Section 7 of the Israeli Appendix. The Purchase Price shall be payable upon the exercise of an Option in accordance with Section 6.2 of the Plan.

6.2

In order for the Company to issue Stock upon the exercise of any of the Options, the Optionee hereby agrees to sign any and all documents required by any applicable law and/or by the Company's incorporation documents. The Optionee further agrees that in the event that the Company and its counsel deem it necessary or advisable, in their sole discretion, the issuance of Stock may be conditioned upon certain representations, warranties, and acknowledgments by the Optionee.

6.3

Pursuant to Section 5.3 of the Plan and, when applicable, subject to the provisions of Section 102, until the consummation of an IPO, any Stock acquired upon the exercise of Options shall be voted by an irrevocable proxy, attached as Exhibit C hereto.

6.4

The Company shall not be obligated to issue any Stock upon the exercise of an Option if such issuance, in the opinion of the Company, might constitute a violation by the Company of any provision of law.

7.	Restrictions on Transfer of Options and Stock
7.1

The transfer of Options and the transfer of Stock to be issued upon exercise of the Options shall be subject to the limitations set forth in the Plan, in the Israeli Appendix, in the Company’s incorporation documents, in any Stockholder’s agreement to which the holders of common stock of the Company are bound or in any applicable law including securities law of any jurisdiction.

7.2

With respect to any Approved 102 Option, subject to the provisions of Section 102 and any rules or regulation or orders or procedures promulgated thereunder, an Optionee shall not sell or release from trust any Stock received upon the exercise of an Approved 102 Option and/or any Stock received subsequently following any realization of rights, including without limitation, bonus Stock, until the lapse of the Holding Period required under Section 102 of the Ordinance. Notwithstanding the above, if any such sale or release occurs during the Holding Period, the sanctions under Section 102 of the Ordinance and under any rules or regulation or orders or procedures promulgated thereunder shall apply to and shall be borne by such Optionee.

7.3

With respect to Unapproved 102 Option, if the Optionee ceases to be employed by the Company or any Affiliate, the Optionee shall extend to the Company and/or its Affiliate a security or guarantee for the payment of tax due at the time of sale of Stock, all in accordance with the provisions of Section 102 and the rules, regulation or orders promulgated thereunder.

7.4

The Optionee acknowledges that in the event Company's Stock shall be registered for trading in any public market, the Optionee’s right to sell Stock may be subject to limitations (including a lock-up period), as will be requested by the Company or its underwriters, and the Optionee unconditionally agrees and accepts any such limitations.

The Optionee acknowledges that in order to enforce the above restriction, the Company may impose stop-transfer instructions with respect to the exercised Stock.
	7.5	The Optionee shall not dispose of any Stock in transactions which violate, in the opinion of the Company, any applicable laws, rules and regulations.
7.6

The Optionee agrees that the Company shall have the authority to endorse upon the certificate or certificates representing the Stock such legends referring to the foregoing restrictions, and any other applicable restrictions as it may deem appropriate (which do not violate the Optionee's rights according to this Option Agreement).

8.	Taxes; Indemnification
8.1

Any tax consequences arising from the grant or exercise of any Option, from the payment for Stock covered thereby or from any other event or act (of the Company and/or its Affiliates, the Trustee or the Optionee), hereunder, shall be borne solely by the Optionee. The Company and/or its Affiliates and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Optionee hereby agrees to indemnify the Company and/or its Affiliates and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Optionee.

8.2

The Optionee will not be entitled to receive from the Company and/or the Trustee any Stock allocated or issued upon the exercise of Options prior to the full payments of the Optionee’s tax liabilities arising from Options which were granted to him and/or Stock issued upon the exercise of Options. For the avoidance of doubt, neither the Company nor the Trustee shall be required to release any Stock certificate to the Optionee until all payments required to be made by the Optionee have been fully satisfied.

8.3

The receipt of the Options and the acquisition of the Stock to be issued upon the exercise of the Options may result in tax consequences. THE OPTIONEE IS ADVISED TO CONSULT A TAX ADVISER WITH RESPECT TO THE TAX CONSEQUENCES OF RECEIVING OR EXERCISING THIS OPTION OR DISPOSING OF THE STOCK.

8.4

With respect to Approved 102 Options, the Optionee hereby acknowledges that he is familiar with the provisions of Section 102 and the regulations and rules promulgated thereunder, including without limitations the type of Option granted hereunder and the tax implications applicable to such grant. The Optionee accepts the provisions of the trust agreement signed between the Company and the Trustee, attached as Exhibit D hereto, and agrees to be bound by its terms.

9.	Miscellaneous
	9.1	No Obligation to Exercise Options. The grant and acceptance of these Options imposes no obligation on the Optionee to exercise it.
9.2

Confidentiality. The Optionee shall regard the information in this Option Agreement and its exhibits attached hereto as confidential information and the Optionee shall not reveal its contents to anyone except when required by law or for the purpose of gaining legal or tax advice.

9.3

Continuation of Employment or Service. Nothing in the Plan, the Israeli Appendix and this Option Agreement shall be construed as imposing any obligation on the Company or an Affiliate to continue the Optionee’s employment or service and nothing in the Plan, the Israeli Appendix or in this Option Agreement shall confer upon the Optionee any right to continue in the employ or service of the Company and/or an Affiliate or restrict the right of the Company or an Affiliate to terminate such employment or service at any time.

9.4

Entire Agreement. Subject to the provisions of the Plan and/or the Israeli Appendix, to which this Option Agreement is subject, this Option Agreement, together with the exhibits hereto, constitute the entire agreement between the Optionee and the Company with respect to Options granted hereunder, and supersedes all prior agreements, understandings and arrangements, oral or written, between the Optionee and the Company with respect to the subject matter hereof.

9.5

Failure to Enforce - Not a Waiver. The failure of any party to enforce at any time any provisions of this Option Agreement or the Plan and/or the Israeli Appendix shall in no way be construed to be a waiver of such provision or of any other provision hereof.

9.6

Provisions of the Plan and/or the Israeli Appendix. The Options provided for herein are granted pursuant to the Plan and/or the Israeli Appendix and said Options and this Option Agreement are in all respects governed by the Plan and/or the Israeli Appendix and subject to all of the terms and provisions of the Plan and/or the Israeli Appendix.

Any interpretation of this Option Agreement will be made in accordance with the Plan and/or the Israeli Appendix but in the event there is any contradiction between the provisions of this Option Agreement and the Plan and/or the Israeli Appendix, the provisions of the Option Agreement will prevail.

9.7	Binding Effect. The Plan, the Israeli Appendix and this Option Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereof.
9.8

Notices. All notices or other communications given or made hereunder shall be in writing and shall be delivered or mailed by registered mail or delivered by email or facsimile with written confirmation of receipt to the Optionee and/or to the Company at the addresses shown on the letterhead above, or at such other place as the Company may designate by written notice to the Optionee. The Optionee is responsible for notifying the Company in writing of any change in the Optionee’s address, and the Company shall be deemed to have complied with any obligation to provide the Optionee with notice by sending such notice to the address indicated below.

Company’s Signature :

Name: ___________

Position:___________

Signature: ________________

I, the undersigned, hereby acknowledge receipt of a copy of the Plan and the Israeli Appendix and accept the Options subject to all of the terms and provisions thereof. I have reviewed the Plan and the Israeli Appendix and this Option Agreement in its entirety, have had an opportunity to obtain the advice of counsel prior to executing this Option Agreement, and fully understand all provisions of this Option Agreement. I agree to notify the Company upon any change in the residence address indicated above.

___________________

Optionee’s Signature

Exhibit A:	Monumental Marketing Inc. 2007 Global Stock Option Plan and Appendix A - Israel
Exhibit B:	Terms of the Option
Exhibit C:	Proxy
Exhibit D:	Trust Agreement

EXHIBIT B

TERMS OF THE OPTION

Name of the Optionee:
Date of Grant:	April 5, 2007
Designation:	☐	Approved 102 Option:
		Capital Gain Option (CGO);or	☐
		Ordinary Income Option (OIO)	☐
	☐	Unapproved 102 Option
	☐	3(i) Option
1. Number of Options granted:
2. Purchase Price:	$0.001 per Share (at par value)
3. Vesting Dates:

Number of Options	Vesting Date
(50%)	April 5, 2007
(25%)	Pro-rata, on monthly basis, starting at April 5, 2007, and ending at April 4, 2008
(25%)	Pro-rata, on monthly basis, starting at April 5, 2008, and ending at April 4, 2009

4. Expiration Date: 10 years from grant

Optionee	Company

EXHIBIT C

PROXY

The undersigned, as record holder of securities of Monumental Marketing Inc. described below, hereby irrevocably appoints the CFO of the company and/or the CEO of the company (other than myself), each individually, as my proxy to attend all Stockholder’s meetings and to vote, execute consents, and otherwise represent me with respect to exercised Stock (i.e. options exercised into Stock pursuant to Monumental Marketing Inc. 2007 Global Stock Option Plan in the same manner and with the same effect as if the undersigned were personally present at any such meeting or voting such securities or personally acting on any matters submitted to Stockholders for approval or consent).

This proxy is made pursuant the Monumental Marketing Inc. 2007 Global Stock Option Plan dated January 28, 2007.

The Stock shall be voted by the proxy holder in the same proportion as the votes of the other Stockholders of the Company.

This proxy is irrevocable as it may effects rights of third parties.

The irrevocable proxy will remain in full force and effect until the consummation of an IPO, upon which it will terminate automatically.

This proxy shall be signed exactly as the Stockholder’s name appears on his Stock certificate. Joint Stockholders must each sign this proxy. If signed by an attorney in fact, the Power of Attorney must be attached.

NAME		DATE

SIGNATURE